[SHOPKO STORES, INC. LOGO]

Investor contact: Vicki Shamion
(920) 429-7039
Media contact: Sheree Olson
(920) 429-4186

RICHARD ZONA JOINS SHOPKO'S BOARD OF DIRECTORS

GREEN BAY, WIS. (January 7, 2003) ShopKo Stores, Inc., (NYSE: SKO) today announced the appointment of Richard A. Zona to its board of directors effective January 6, 2003. The addition of Mr. Zona increases the membership of ShopKo's board to nine and increases the overall independence of its board in compliance with proposed New York Stock Exchange requirements.

"We are extremely pleased to have an accomplished executive like Rick joining our board," said ShopKo Chairman Jack W. Eugster. "His background is deep in comprehensive financial management, including auditing and financial reporting, as well as broad business leadership. His expertise will be of significant value as we help guide the Company's future growth."

Mr. Zona's distinguished career spans more than three decades. He began his career as a certified public accountant in 1970 at Ernst & Young where he held posts of increasing responsibility, ultimately serving as National Director of Financial Services in New York. After leaving Ernst & Young in 1989, he served as Executive Vice President and Chief Financial Officer at U.S. Bancorp, now the 8th largest financial services holding company in the United States. In 1996, Zona was promoted to Vice Chairman of Wholesale Banking and Wealth Management at U.S. Bancorp. Since 2000, he has served as Chairman and CEO of Zona Financial, LLC, a financial consulting firm.

Previously, Mr. Zona served on the Federal Reserve Board Advisory Council and currently serves on the boards of Polaris Industries Inc., ING Direct Bank FSB (USA) and New Century Financial Corporation.

ShopKo Stores, Inc., a Fortune 500 company headquartered in Green Bay, Wis., operates 364 retail stores in 23 states, primarily in the Midwest, Western Mountain and Pacific Northwest regions. Retail operations include 141 specialty discount stores operating under the ShopKo name in mid-sized and larger cities, and 223 Pamida discount stores in smaller, rural communities. For more information about ShopKo or Pamida, visit our website at https:// www.shopko.com.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding expected sales, earnings and other financial results. Such statements are subject to important factors that could cause ShopKo's actual results to differ materially from those anticipated by the forward-looking statements including those referenced in ShopKo's current annual report on Form 10-K or as may be described from time to time in ShopKo's subsequent SEC filings; and such factors are incorporated by reference.